Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST

NEW YORK, NY 10001-8602

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

October 30, 2025

ECARX Holdings Inc.
12/F, Tower 2, Park Place
88 Baise Road
Xuhui District, Shanghai 200231
People’s Republic of China

Re:	ECARX Holdings Inc. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States counsel to ECARX Holdings Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the public offering of $50,000,000 aggregate principal amount of the Company’s senior convertible notes (the “Notes”) to be issued under the Indenture, dated as of October 30, 2025 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented by the Supplemental Indenture, dated as of October 30, 2025 (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form F-3 (File No. 333-288811) of the Company relating to debt securities and other securities of the Company filed on July 21, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on July 30, 2025 (such registration statement being hereinafter referred to as the “Registration Statement”);

ECARX Holdings Inc.
October 30, 2025

(b)            the prospectus, dated July 21, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated October 30, 2025 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            an executed copy of the Securities Purchase Agreement, dated October 30, 2025 (the “Securities Purchase Agreement”), between the Company and each of the investors listed on the Schedule of Buyers attached thereto (the “Buyers”), relating to the sale by the Company to the Buyers of the Notes;

(e)            an executed copy of the Base Indenture;

(f)            an executed copy of the Supplemental Indenture;

(g)            the certificates evidencing the Notes executed by the Company and registered in the name of the Buyers (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery; and

(h)            an executed copy of a certificate of Ziyu Shen, a director of the Company, dated the date hereof (the “Director’s Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Director’s Certificate and the factual representations and warranties contained in the Securities Purchase Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the “Opined-on Law”).

As used herein, “Transaction Documents” means the Securities Purchase Agreement, the Indenture and the Note Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

ECARX Holdings Inc.
October 30, 2025

When duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following assumptions and qualifications:

(a)            we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)            we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)            except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e)            we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(f)            the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any such Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any such Specified Document that is not a Transaction Document;

ECARX Holdings Inc.
October 30, 2025

(g)            this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type;

(h)            subsequent to the effectiveness of the Indenture and immediately prior to the effectiveness of the Supplemental Indenture, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Note Certificates other than by the applicable Transaction Documents relating to such Notes;

(i)            we do not express any opinion with respect to the enforceability of Section 27 of the Note Certificates to the extent that such section purports to bind the Company to the exclusive jurisdiction of any particular federal court or courts;

(j)            we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(k)            we have assumed that Cogency Global Inc. has accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(l)            we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion;

(m)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency;

(n)            to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)            the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

ECARX Holdings Inc.
October 30, 2025

(b)            the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

(c)            each of the Transaction Documents had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)            neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes: (i) conflicted or will conflict with the memorandum and articles of association of the Company, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 20-F for the year ended December 31, 2024), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)            neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 6-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

ECARX Holdings Inc.
October 30, 2025

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SD